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                                                                      EXHIBIT 12

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                                   FOR THE
                                                                                                              THREE MONTHS ENDED
                                                          FOR THE YEAR ENDED DECEMBER 31,                          MARCH 31,
                                             ------------------------------------------------------------  ------------------------
                                                                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)
                                             ------------------------------------------------------------  -----------    ---------
                                                1998        1999         2000         2001         2002         2002       2003(1)
                                             ---------   ---------    ---------    ---------    ---------  -----------    ---------
Fixed charges:
   Interest expense ......................   $   1,808   $      --    $   7,019    $  16,152    $ 267,007    $  29,159    $  97,033
   Interest expense - affiliated companies,
     net (2) .............................          --       5,534      172,311           --           --           --           --
   Capitalized interest ..................          --       8,250       34,625       58,720       27,441        8,986       17,569
   Interest within rent expense ..........         333         479       10,818       35,174       54,407       11,053       15,432
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
     Total fixed charges .................   $   2,141   $  14,263    $ 224,773    $ 110,046    $ 348,855    $  49,198    $ 130,034
                                             =========   =========    =========    =========    =========    =========    =========

Earnings from continuing operations:
   Income (loss) from continuing operations
     before income taxes .................   $  38,609   $  11,326    $ 245,338    $ 755,400    $ 268,234    $ 126,589    $ (65,943)
   Loss (income) of equity investments of
     unconsolidated subsidiaries .........         601         793      (42,860)      (6,771)     (17,836)      (3,784)       1,210
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
       Subtotal ..........................      39,210      12,119      202,478      748,629      250,398      122,805      (64,733)
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
   Plus-
     Fixed charges from above ............       2,141      14,263      224,773      110,046      348,855       49,198      130,034
     Amortization of capitalized interest           --         138          852        2,408        3,844          884        1,149
     Distributed income of equity
      investees ..........................          --          --       17,929       27,159        2,975        1,500        1,000
   Less-
     Capitalized interest ................          --      (8,250)     (34,625)     (58,720)     (27,441)      (8,986)     (17,569)
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
                                             $  41,351   $  18,270    $ 411,407    $ 829,522    $ 578,631    $ 165,401    $  49,881
                                             =========   =========    =========    =========    =========    =========    =========

Ratio of earnings from continuing operations
to fixed charges .........................       19.31        1.28         1.83         7.54         1.66         3.36           --
                                             =========   =========    =========    =========    =========    =========    =========

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(1)  For the three months ended March 31, 2003, our earnings were insufficient to cover our fixed charges by $80 million.

(2) If the net amount for the applicable period netted to interest income, it is excluded from this schedule for purposes of calculating fixed charges.